SUB-ITEM 77I: Terms of new or amended securities.

The response to sub-item 77I with respect to the First Southwest Shares of the Short Term Income Fund, Inc. (the "Company") is incorporated by reference to the Company's Post-Effective Amendment No. 42, as filed with the Securities and Exchange Commission on December 23, 2003 (Accession No. 0000312669-03-000104).